Exhibit 10.31

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is entered into by and between [name] (the “Executive”) and Energous Corporation, a Delaware corporation (the “Company”), on [date], and is effective [date] (the “Effective Date”).

1.    Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a CIC Qualifying Termination; provided, however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)    The date the Executive’s employment with the Company terminates for a reason other than a CIC Qualifying Termination, or

(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or a CIC Qualifying Termination, as applicable.

2.    Termination upon a Qualifying Termination other than a CIC Qualifying Termination. In the event of a Qualifying Termination that is not a CIC Qualifying Termination, notwithstanding any rights or benefits the Executive is eligible to receive under any other applicable plan, employment agreement, or similar contract with the Company, the terms of this Agreement shall represent the sole rights and benefits the Executive is eligible to receive as a result of the Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)    Severance Benefits. The Company shall pay the Executive (1) [    ] months of Executive’s monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination) (2) an amount equal to [x%] of the Executive’s target bonus, plus (3) if agreed to by the Compensation Committee at the time of the Qualifying Termination, a discretionary bonus for the year in which the Qualifying Termination occurs (together, such salary and bonus payments, the “Severance”). The Executive will receive the Severance in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)    Equity. Except to the extent prohibited by Section 409A of the Code: (a) [[x%]/[none]] of the Executive’s then-outstanding unvested Equity Awards (as defined below) that vest upon satisfaction of performance criteria, shall accelerate and become vested and (b) [[x%]/[none]] of the Executive’s then-outstanding unvested Equity Awards, other than any Equity Awards that vest upon satisfaction of performance criteria, shall accelerate and become vested.

(c)    Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company or its successor shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the [        ] month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period [        ] months after the Separation, provided that, any taxable payments under Section 2(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 6(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(d)    General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 shall not apply unless the Executive (i) has executed a general release (in substantially the form attached hereto as Exhibit A) of all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 2, as applicable.

3.    CIC Qualifying Termination. In the event of a CIC Qualifying Termination, notwithstanding any rights or benefits the Executive is eligible to receive under any other applicable plan, employment agreement, or similar contract with the Company, the terms of this Agreement shall represent the sole rights and benefits the Executive is eligible to receive as a result of the CIC Qualifying Termination. For the avoidance of doubt, the Executive can only receive the payments below upon a CIC Qualifying Termination and in such event will not be eligible to receive any of the payments or benefits set forth in Section 2. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)    CIC Severance Benefits. The Company shall pay the Executive: (1) [        ] months of the Executive’s monthly base salary (at the rate in effect immediately prior to the actions that resulted in the CIC Qualifying Termination), (2) an amount equal to [        ] of the Executive’s target bonus, plus (3) a prorated bonus for the year in which such CIC Qualifying Termination occurs (based on the target bonus for such year) (together, such salary and bonus payments the “CIC Severance”). The Executive will receive the CIC Severance in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)    Equity. Each of Executive’s then-outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares subject to all Equity Awards, except to the extent prohibited by Section 409A of the Code. “Equity Awards” means all options to purchase shares of Company common stock, as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. The accelerated vesting described above shall be effective as of the Separation. In the event an Equity Award eligible for acceleration is subject to performance metrics or factors, then the vesting acceleration provided for herein shall be based on achievement of such performance award “at-target.”

(c)    Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company or its successor shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the [        ] month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the

Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period [        ] months after the Separation, provided that, any taxable payments under Section 3(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 6(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(d)    General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 3 shall not apply unless the Executive (i) has executed the Release (in substantially the form attached hereto as Exhibit A) of all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The Release must be in the form prescribed by the Company, without alterations. The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 3, as applicable.

4.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 or 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or a CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

5.    Covenants.

(a)    Non-Competition. The Executive agrees that, during employment with the Company, the Executive shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)    Cooperation and Non-Disparagement. The Executive agrees that, during the six (6) month period following Executive’s cessation of employment, the Executive shall cooperate with the Company in every reasonable respect and shall use the Executive’s best efforts to assist the Company with the transition of Executive’s duties to the Executive’s successor. The Executive further agrees that, during this six-month period, the Executive shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.

6.    Definitions.

(a)    “Cause” means: (i) Executive’s conviction for, or guilty plea or plea of nolo contendere to, a felony, or misdemeanor involving fraud or crime of moral turpitude; (ii) a willful refusal by Executive to comply with the lawful and reasonable instructions of the Company, or to otherwise perform Executive’s duties as lawfully and reasonably determined by the Company, in each case that is not cured by Executive (if such refusal is of a type that is capable of being cured) within 30 days of written notice being given to Executive of such refusal; (iii) any willful act or acts of dishonesty undertaken by Executive and intended to result in Executive’s (or any other person’s) material gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; or (iv) any willful act of gross misconduct by Executive which is injurious to the Company.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that such event in (i) through (iii) (including any series of such events) also qualifies as a “change in control event” under Code Section 409A.

(d)    “CIC Qualifying Termination” means a Separation (i) within twelve (12) months following a Change in Control as a result of (A) the Company or its successor terminating the Executive’s employment with the Company for any reason other than Cause or (B) the Executive voluntarily resigning Executive’s employment with the Company for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.

(e)     “Good Reason” means, without the Executive’s consent, (i) a material reduction in Executive’s then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all Company executives), bonus opportunity or commissions opportunity; (ii) the offices of the Company that Executive is required to report to being moved such that Executive’s usual commuting distance is increased by more than twenty-five (25) miles; or (iii) [a material and adverse change to Executive’s duties or responsibilities, or requiring the Executive to report to anyone other than the Chief Executive Officer of the Company; provided, however, that a resignation by Executive shall not be considered to be for a “Good Reason” unless (i) Executive provides written notice to the Company’s Chief Executive Officer (or the Board of Director’s if the Executive is the actual or acting Chief Executive Officer) of the occurrence of the event which Executive contends constitutes Good Reason within ninety (90) days of the date such event occurs, which notice states Executive’s intention to resign for a “Good Reason” under this Agreement as a result thereof, (ii) the Company does not effect a cure with respect to such event within thirty (30) days of receipt of such written notice, and (iii) Executive thereafter resigns and ceases to perform services as an employee of the Company within ten (10) days of the expiration of the Company’s cure period.

(f)    “Qualifying Termination” means a Separation prior to a Change in Control or more than twelve (12) months following a Change in Control, in each case as a result of (A) the Company or its successor terminating the Executive’s employment with the Company for any reason other than Cause or (B) the Executive voluntarily resigning Executive’s employment with the Company for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(g)    “Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release in substantially the form attached hereto as Exhibit A, and (ii) any rescission period applicable to the Executive’s executed Release has expired without the Executive revoking or rescinding the Release.

(h)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.    Successors.

(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Golden Parachute Taxes.

(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that the above clause (ii)(B) of this Section 8 applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

(b)    Adjustments. If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.

9.    Miscellaneous Provisions.

(a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A will be made in the second calendar year.

(b)    Other Arrangements. This Agreement supersedes any and all severance arrangements, vesting acceleration arrangements, or arrangements regarding a Change in Control under any agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company.

(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)    Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding and income taxes.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s service at any time and for any reason, with or without Cause.

(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

[Signature Page to Severance and Change in Control Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE	ENERGOUS CORPORATION

[Name]	By:
Title:

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE

This General Release of All Claims and Covenant Not to Sue (the “ Release”) is entered into between [Name of Executive] (“Executive”) and Energous Corporation (the “Company”) (collectively, “the parties”).

WHEREAS, on                     , Executive and the Company entered into a Severance and Change in Control Agreement with the Company (the “Severance Agreement,” to which this Release is attached as Exhibit A);

WHEREAS, on                     , Executive’s employment with the Company terminated (the “Separation Date”);

WHEREAS, this agreement serves as the Release, pursuant to the Severance Agreement; and

WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.

1.    Acknowledgment of Payment of Wages: By the signature below, Executive acknowledges that, on the Separation Date, the Company paid Executive for all wages, salary, bonuses, commissions, reimbursable expenses, accrued but unused vacation and any similar payments due Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts, except as may become payable under the Severance Agreement and the Release.

2.    Return of Company Property: Executive hereby warrants to the Company that Executive has returned to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession, custody or control.

3.    Consideration: In exchange for Executive’s agreement to this Release and Executive’s other promises in the Severance Agreement and herein, and pursuant to the Severance Agreement, the Company agrees to provide Executive with the consideration set forth in Section 2 or 3 of the Severance Agreement. By signing below, Executive acknowledges that Executive is receiving the consideration in exchange for waiving Executive’s rights to claims referred to in this Release.

4.    General Release and Waiver of Claims:

a.    The payments and promises set forth in this Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which Executive may be entitled by virtue of Executive’s employment with the Company or Executive’s separation from the Company, including pursuant to the

Severance Agreement. To the fullest extent permitted by law, Executive hereby releases and waives any other claims Executive may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or separation of employment, including pursuant to the Offer Letter, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.    By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

c.    Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the Dispute Resolution section set forth in the Severance Agreement.

5.    Covenant Not to Sue:

d.    To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Release.

e.    Nothing in this paragraph shall prohibit Executive from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict Executive’s right to file such administrative complaints. Furthermore, notwithstanding anything to the contrary herein, nothing in this Release prevents Executive from reporting any violations to the Securities and Exchange Commission or any other federal or state agency. However, Executive understands that nothing in this Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies However, Executive understands and agrees that, by entering into this Release, Executive is releasing any and all individual claims for relief, and that any and all subsequent disputes between Executive and the Company shall be resolved through arbitration as provided in the Severance Agreement.

f.    Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.    Review of Release: Executive understands that Executive may take up to twenty-one (21) days to consider this Release and, by signing below, affirms that Executive was advised to consult with an attorney prior to signing this Release. Executive also understands that Executive may revoke this Release within seven (7) days of signing this document and that the consideration to be provided to Executive pursuant to Paragraph 2 or 3 of the Severance Agreement will be provided only at the end of that seven (7) day revocation period.

7.    Effective Date: This Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time.

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8.    Other Terms of Severance Agreement Incorporated Herein: All other terms of the Severance Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Non-Competition, Cooperation and Non-Disparagement, Section 409A, Dispute Resolution and Choice of Law.

Dated:
Name:
Title:
For the Company

Dated:
	Name:	[Name of Executive]

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